Exhibit 99.1

KushCo Holdings Sells Roll-Uh-Bowl Brand to Smoke Cartel

Smoke Cartel Receives Roll-Uh-Bowl Assets and Inventory;

Companies Forge Strategic Partnership that Complements Both Businesses

GARDEN GROVE, Calif., September 25, 2018 – KushCo Holdings, Inc. (OTCQB: KSHB) (“KushCo” or the “Company”), the parent company of innovative cannabis industry leaders such as Kush Bottles, Kush Energy, The Hybrid Creative, and Koleto Packaging Solutions, which provide a range of services and products for the regulated cannabis, CBD and other related industries, announced today that it has entered into a strategic transaction with Smoke Cartel (OTCMKTS: SMKC) to sell Roll-Uh-Bowl, an online distribution platform for retail sales of collapsible and unbreakable medical-grade silicone water pipes.

As stipulated in the agreement, KushCo will transfer ownership of all Roll-Uh-Bowl assets, including inventory, branding materials, the website and social media, in exchange for shares of Smoke Cartel valued at $1,500,000 plus the value of inventory. KushCo will also build a referral landing page into the Kush Bottles website to direct customers to Smoke Cartel when searching for wholesale glass & smoking accessories.

“This transaction exemplifies our dedication to continuing the development of our core competencies, ensuring focus is maintained on providing leading packaging, supplies, wholesale vaporizer hardware, gas and solvents for the medical and adult-use cannabis industry,” said CEO Nick Kovacevich. “This is a win for both companies. By selling off the Roll-Uh-Bowl assets, KushCo will be able to continue to remain highly focused on our core business units driving our growth globally in areas across packaging, vape hardware, gas and branding services to multi-state cannabis operators. Conversely, Smoke Cartel’s team are experts and professionals when it comes to the retail side of products and Roll-Uh-Bowl, will fit into their offerings as a strong complement.” Mr. Kovacevich continued, “Smoke Cartel will continue to build upon the successful Roll-Uh-Bowl brand and will remain our preferred partner for customers looking for products such as glass pipes, bongs and grinders.”

“Smoke Cartel is excited to be working with KushCo Holdings and to take on the well-established Roll-Uh-Bowl brand. We believe we can take the product line to the next level with our strong background in e-commerce and our numerous retail and wholesale channels,” said CEO of Smoke Cartel, Darby Cox. “Smoke Cartel has a history of successful brand integrations and we are pleased to add Roll-Uh-Bowl to this list as we continue to grow our operations and strive to be the preeminent leader in smoking accessories.”

To be added to the distribution list, please email ir@kushco.com with “Kush” in the subject line.

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About KushCo Holdings, Inc.

KushCo Holdings, Inc. (OTCQB: KSHB) is the parent company to a diverse group of business units that are transformative leaders in the cannabis, CBD and other related industries. KushCo Holdings’ subsidiaries and brands provide exceptional customer service, product quality, compliancy knowledge and a local presence in serving its diverse customer base.

KushCo Holdings’ brands include Kush Bottles, a dynamic sales platform that is the nation’s largest and most respected distributor of packaging, supplies, and accessories, Kush Energy, which provides ultra-pure hydrocarbon gases and solvents to the cannabis and CBD sector, Hybrid Creative, a premier creative design agency for cannabis and non-cannabis ventures, and Koleto Packaging Solutions, the research and development arm driving intellectual property development and acquisitions.

Founded in 2010, KushCo Holdings has now sold more than 1 billion units and regularly services more than 5,000 legally operated medical and adult-use dispensaries, growers, and producers across North America, South America, and Europe. KushCo Holdings subsidiaries maintain facilities in the five largest U.S. cannabis markets as well as having a local sales presence in every major U.S. cannabis market.

KushCo Holdings, strives to be the industry leader for responsible and compliant products and services in the legal cannabis and CBD industry. The Company has been featured in media nationwide, including CNBC, Los Angeles Times, TheStreet.com, Entrepreneur, and business magazine Inc.  While KushCo Holdings services all facets of the cannabis and CBD industries, it has no direct involvement with the cannabis plant or any products that contain THC or CBD.

For more information, visit www.kushco.com or call (888)-920-5874.

About Smoke Cartel, Inc.

Smoke Cartel, Inc. (OTCMKTS: SMKC) is one of the leading online retailers of glass water pipes, vaporizers, bubblers, spoons, oil and dab rigs, smoking accessories, and cannabis accoutrements. The Company provides a wide variety of high quality products, reliable customer service, and rapid dependable shipping. Smoke Cartel offers 24-hour support and online chat services to ensure the customer experience is timely and professional. Smoke Cartel operates a transparent business model which is important in an industry with varying state regulations and significant scrutiny. The Company’s website at www.smokecartel.com offers fast load times and optimizations, making the product search process quick and seamless.

Forward-Looking Statements

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent the Company’s current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect the opinions of the Company’s management only as of the date of this release. Please keep in mind that the Company is not obligating itself to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as: “potential,” “look forward,” “expect,”  “believe,” “dedicated,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by the Company herein are often discussed in filings the Company makes with the United States Securities and Exchange Commission (SEC), available at: www.sec.gov, and on the Company’s website, at: www.kushco.com.

KushCo Holdings Contacts

Media Contact:
Anne Donohoe / Nick Opich
KCSA Strategic Communications
212-896-1265 / 212-896-1206
adonohoe@kcsa.com / nopich@kcsa.com

Investor Contact:
Phil Carlson / Elizabeth Barker
KCSA Strategic Communications
212-896-1233 / 212-896-1203
ir@kushco.com

Smoke Cartel Contact
Annie Alexander
Director of Corporate Communications
Phone: 828-412-0719
investors@smokecartel.com